Exhibit 10.23

CONFIDENTIAL SETTLEMENT AGREEMENT

AND GENERAL MUTUAL RELEASE

THIS CONFIDENTIAL AGREEMENT AND GENERAL MUTUAL RELEASE [sometimes, ‘this Agreement’] is entered into between ETELOS, INC., a Delaware corporation [‘Etelos’] and Jeffrey L. Garon and the Jeffrey and Alesia Garon Family Trust Dated August 22, 2002, Jeffrey L. Garon and Alesia Garon, Trustees [collectively, ‘Garon’][As used in this Agreement, Etelos and Garon are each a ‘Party’ or, collectively, the ‘Parties’].

The “Effective Date” of this Agreement is eight days after its full execution.

RECITALS

A.                                   Etelos and Jeffrey L. Garon entered into an Employment Agreement dated August 11, 2007, pursuant to which Etelos and Garon entered into a Restricted Stock Purchase Agreement dated February 27, 2008 [the ‘Employment Agreements’].

B.                                     The employment of Jeffrey L. Garon pursuant to the Employment Agreement ended on September 18, 2008.

C.                                     The Parties also have been parties to the matter of Etelos, Inc. v. Jeffrey Garon before the American Arbitration Association [Case No. 74 166 00535 09 LMT] in which they have asserted various claims and counterclaims relating to the Employment Agreements (the ‘Arbitration’).

D.                                    The Parties wish to compromise, settle and resolve all disputes and claims between them arising out of the Employment Agreements and the Arbitration without any admission of liability or wrongdoing and in order to avoid the time and expense of continuing to litigate these matters.  THEREFORE, it is agreed as follows:

AGREEMENT

1.                                       As of the Effective Date of this Agreement, the Employment Agreements are terminated and shall have no further force and effect.

2.                                       All claims and counterclaims asserted by the Parties in the matter of Etelos, Inc. v. Jeffrey Garon are dismissed with prejudice concurrently with the Effective Date of this Agreement and the Parties will immediately take all steps reasonably necessary to notify the American Arbitration Association that this matter has been settled and should be closed and dismissed with prejudice, including all claims, counterclaims and/or causes of action that were alleged therein. In accordance with the arbitration clause in the Employment Agreement dated August 11, 2007, the Parties will share the American Arbitration Association costs equally between them.

3.                                       Garon, separately and collectively, represents and warrants that [a] it owns 2,356,655 shares of restricted common stock of Etelos, Inc. [ ‘the Shares’] [b] it has not pledged, sold, delivered, transferred, assigned, or hypothecated any interest in the Shares, [c] other than the claims asserted by Etelos, it has good and marketable title to the Shares and is conveying the Shares to Etelos free and clear of any liens and encumbrances, [d] the Shares constitute 100% of the Etelos common stock owned by Garon, except for 11,580 other shares held by Garon in street name, and [e] except as stated herein, Garon does not own any further interest in Etelos, nor any right to acquire any further interest in Etelos whether by means of option, warrant, subscription, or other interest.  Nothing in the Agreement shall restrict the right of Garon to buy or sell shares of Etelos in the open market after the Effective Date.

4.                                       Garon and Etelos each represent and warrant that he/it have not filed any claims against the other Party in any court, alternative dispute resolution provider, state or federal agency, or in any other forum other than in the matter of Etelos, Inc. v. Jeffrey Garon before the American Arbitration Association.  Garon, separately and collectively, further represents and warrants that apart from the Arbitration no claims against any of Etelos’ present or past directors, officers, or shareholders, employees, consultants, agents, attorneys or affiliates, have been filed by Garon or on behalf of Garon before any court, alternative dispute resolution provider, state or federal agency.

5.                                       Etelos will repurchase from Garon 2,356,655 shares of Etelos common stock for the price of $0.0741 per share or $174,688.99 in the aggregate [the ‘Stock Repurchase Price’].

6.                                       The Stock Repurchase Price will be paid in three equal amounts of $58,229.66 [each a ‘Payment’] on December 15, 2009, January 15, 2010, and February 16, 2010 [a ‘Payment Date’]. Each of the three Payments shall be by cashier’s check made payable to Jeffrey L. Garon and delivered to the Escrow Agent identified in Paragraph 8 by that Payment’s corresponding Payment Date. A Payment may be made prior to a Payment Date and the Escrow Agent shall be instructed to perform its obligations, in accordance with Paragraph 8 below, immediately upon receipt of any Payment. In the event that Etelos fails to make a Payment on the Payment Date, Garon may, in accordance with Paragraph 8, below, issue a written notice of default to

Etelos in accordance with the notice provisions in Paragraph 15, below, and proceed in accordance with Paragraph 8.

7.                                       Within 2 business days of the Effective Date of this Agreement, [a] Garon shall deliver certificate[s] for 2,356,655 shares to BNY Mellon Shareholder Services, Stock Transfer Agent for Etelos, and [b] request that the shares be reissued, without restrictive legend, in three new certificates [two for 789,412 shares each, and one for 789,411 shares, labeled for purposes of this Agreement only as Certificates 1, 2 and 3, or a ‘Certificate’], and [c] direct that the Certificates be delivered to the Escrow Agent identified in Paragraph 8 below.  Concurrently, Etelos shall instruct BNY Mellon [d] to remove all restrictive legends from these shares and [e] to deliver to the Escrow Agent identified in Paragraph 8 below.

8.                                       Within five business days of the execution of this Agreement, the Parties shall mutually agree upon a third party Escrow Agent, who shall be instructed: [a] to take custody of the three Certificates, [b] to take custody from Garon of fully executed and medallion guaranteed assignments separate from certificate for each of the Certificates to transfer all the shares represented by that Certificate to Etelos, [c] to receive the Payments, [d] to forward the Payments to Garon immediately upon receipt, and [e] for each such Payment, to deliver to Etelos a Certificate, together with Garon’s fully executed and medallion guaranteed assignment separate from certificate for that Certificate, immediately upon receipt of a Payment. In the event that Etelos fails to make a Payment on the Payment Dates in Paragraph 6, Garon may issue a written notice of default to Etelos in accordance with the notice provisions in Paragraph 15.  Etelos shall have four days following receipt of the notice of default to deliver the Payment to the Escrow Agent and cure the default.  If Etelos fails to cure the default, then Garon may instruct the Escrow Agent to deliver to him the Certificate for the shares of stock to have been purchased by that Payment.  The Parties shall subsequently enter into an Escrow Agent Agreement, which will be attached as Exhibit A to this Agreement and incorporated herein by reference.  Etelos shall pay costs of the Escrow.  Any breach of the Escrow Agent Agreement by the Escrow Agent shall not be deemed a breach of this Agreement and shall have no effect on the enforceability of this Agreement.

9.                                       In connection with the wage and expense claims asserted by Jeffrey L. Garon, Etelos agrees to pay to Jeffrey L. Garon the amount of $28,600.00, in full settlement of all such claims, which amount shall be paid within two (2) business days of the Effective Date of this Agreement.

10.                                 In connection with the execution of this Agreement, Etelos will file a current report on Form 8K with the SEC.  With respect to the disputes between the Parties and this Confidential Settlement Agreement and Mutual General Release, the report will disclose the following: “On November XX, 2009, Etelos entered into a settlement agreement with its former CEO Jeffrey L. Garon.  The settlement agreement resolved the arbitration proceeding that was filed on June 22, 2009, and provided for the dismissal and release of all claims between the parties and their affiliates.  In connection with the settlement agreement, Etelos agreed to repurchase 2,356,655 shares of common stock previously issued to Garon at the original purchase price of approximately $175,000.  Etelos has agreed to pay for the shares of common stock in three payments of approximately $58,000 each, on December 15, 2009, January 15, 2010, and February 16, 2010. Each payment obligation is secured by an interest in the shares being purchased and the shares can be released to Mr. Garon if a payment is not made when due in accordance with the terms of the settlement agreement.”

11.                                 Mutual General Releases

(a)                                  In consideration of the payments to be made and the benefits to be received by Garon pursuant to the Agreement, which Garon, individually and collectively, acknowledges are in addition to payments and benefits which Garon would be entitled to receive absent the Agreement, Garon, for himself/itself and his/its dependents, successors, successors in interests, assigns, heirs, trustees, executors and administrators (and his and their legal representatives of every kind), hereby forever releases, dismisses, remises and discharges Etelos, its predecessors, parents, subsidiaries, divisions, related or affiliated companies and other affiliates, officers, directors, stockholders, members, employees, consultants, heirs, successors, assigns, representatives, agents and counsel, including, without limiting the foregoing, in their individual and corporate capacities, Desmond D. Kolke, Daniel J. A. Kolke, Ronald A. Rudy, Andrew I. Liu, Robert Thordarson, and Kennedy A. Brooks (collectively, the “Releasees”) from any and all arbitrations, claims, fees (including claims for attorney’s fees), demands, causes of action, damages, suits, proceedings, actions and/or liabilities of any kind and every description, whether known or unknown (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise) (together “claims”), which Garon now has or may have had for, upon, or by reason of any cause whatsoever against the Releasees, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date of this Agreement, including but not limited to:

i.                                          any and all claims in any way arising out of or relating to Jeffrey L. Garon’s employment by or service with Etelos and the termination of such employment by or service with Etelos;

ii.                                       any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Section 806 of the Sarbanes Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of Etelos in accordance with the terms of such plan and applicable law); the California Fair Employment and Housing Act (“FEHA”), California Equal Pay Law, California Family Rights Act of 1991 (as amended), California Paid Family Leave Law, the California Whistleblower Protection Law; California Confidentiality of Medical Information law; California Family and Medical Leave law; California Electronic Monitoring of Employees law; any and all California Wages, Hours, and Working Conditions Laws; and

iii.                                    any and all claims of wrongful or unjust termination or breach of any contract or promise, express or implied.  The release set forth herein is not intended and does not release Etelos from any of its obligations under this Agreement.

(b)                                 In consideration of Garon executing this Agreement, Etelos and any of its past or present officers or directors (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Company Releasors”), forever release and discharge Garon, from any and all claims, demands, causes of action, fees, damages, suits, proceedings, actions and/or liabilities of any kind and every description, whether known or unknown (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise) (together, “Claims”), which the  Company Releasors ever had, now have or may have against Garon by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date of this Agreement.  The release set forth herein is not intended and does not release Garon from any of his obligations under this Agreement.

(c)                                  As a further consideration and inducement for this Agreement, to the extent permitted by law, Garon and Etelos each hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Garon and Etelos have or may have with respect to each other.  California Civil Code Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Garon and Etelos each hereby expressly agrees that this release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to the parties’ execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Garon may have under the California Labor Code.  Nothing in this Agreement shall limit Garon’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d)                                 Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Garon from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Garon understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in this Agreement, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

(e)                                  Garon and Etelos each understands and acknowledges that each Party does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Garon and Etelos ever had or now may have against each other to the extent provided in this Agreement.  Each Party further agrees and acknowledges that no representations, promises or inducements have been made by the other Party other than as appear in this Agreement.

(f)                                    Jeffrey L. Garon further agrees and acknowledges that:

i.                                          The release provided for herein releases claims to and including the date of this Agreement;

ii.                                       Garon has been advised by Etelos to consult with legal counsel prior to executing this Agreement, has had an opportunity to consult with and to be advised by legal counsel of his/its choice, fully understands the terms of this

Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

iii.                                    Jeffrey L. Garon acknowledges that he has up to 21 days to review and consider the terms of this Agreement prior to its execution, to consult with an attorney of his choosing, to decide whether or not to sign the Agreement, and that he may use as much of the 21-day period as he desires; and

iv.                                   Jeffrey L. Garon may revoke this Agreement within seven (7) calendar days after signing this Agreement, provided that any such revocation must be written and dated within the seven-day period, delivered in writing to Daniel J. A. Kolke, Chairman of the Board of Etelos, and such written notice must be actually received by Daniel J. A. Kolke, Chairman of the Board of Etelos no later than the close of business on the 7th day after Jeffrey L. Garon executes this Agreement. If Jeffrey L. Garon does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect, and Etelos shall not have any obligation to make payments or provide benefits to Garon as set forth in this Agreement.

(g)                                 Garon, separately and collectively, and Etelos, each covenants and agrees that he/it will never file a lawsuit, arbitration demand, or other complaint or demand, asserting any claim, that is released in this Agreement, against the other Party or its directors or officers.

12.                                 Mutual Non-Disparagement and Confidentiality Agreements and Agreement to Maintain Confidentiality

(a)                                  Garon, separately and collectively, agrees that he/it will not publicly disparage (or induce or encourage others to publicly disparage) Etelos or its management or members of its Board of Directors.  Etelos agrees that it shall direct the members of its management and of its Board of Directors not to publicly disparage (or induce or encourage others to publicly disparage) Garon.

(b)                                 In consideration of this Agreement and the undertakings therein, the Parties, and their respective counsel, agree that they will not knowingly or voluntarily publicize, disclose, or characterize or cause to be publicized, disclosed, or characterized to any third person or entity any of the terms or conditions of this Agreement, the substance of negotiations leading up to or respecting this Agreement or any other information which would assist a third person or entity in learning of such terms and conditions or the substance of any such negotiations, except to the extent required by law.  Any oral or written comments by the Parties and their respective counsel about this Agreement shall be limited to statements that Etelos filed the arbitration demand against Jeffrey L. Garon, that Jeffrey L. Garon and the Jeffrey and Alesia Garon Family Trust Dated August 22, 2002 filed counterclaims in arbitration against Etelos and certain of its directors and employees; and that all such claims and counterclaims were resolved pursuant to a confidential settlement agreement.

(c)                                  Garon further agrees that he will maintain the confidentiality of all Etelos trade secrets and proprietary information, unless and until such information is made public through no actions of Garon.  By signing below, Garon acknowledges that as of the Effective Date of this Agreement, he/it has returned to Etelos any and all Company property with the exception of the backup of electronic information that Garon retained from his Etelos employment, which was produced to Etelos in this Arbitration. By signing below, Garon further acknowledge and certify, for themselves and their attorneys, that, as of ten days after the Effective Date, he/it/they have returned to Etelos or have destroyed all documents and copies of documents (i) produced by Etelos in the Arbitration, or (ii) containing information originating with Etelos and obtained through Jeffrey Garon’s employment with Etelos as director, officer, employee, consultant and/or investment banker (including but not limited to the backup of electronic information that Garon retained from his Etelos employment).

13.                                 Nothing in this Agreement purports to preclude Garon from responding to or providing any information requested by legal process, such as by subpoena.  Garon agrees to reasonably notify Etelos of such requests, and that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government or quasi-government agency) to give testimony (by declaration, deposition, testifying in a court proceeding, or otherwise) which in any way relates to Garon’s employment or service with Etelos, he will give reasonably prompt notice of such request to the current Etelos Board Chairman or his successor, and will make no disclosure until Etelos has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

14.                                 Each of the Parties represents and warrants that he, she, or it has not sold, assigned, or transferred to any person or entity any claim, cause of action, or liability which is being released hereby.  In addition, each person executing this Agreement on behalf of an entity corporation or trust represents and warrants that he or she has the power and authority to execute this Agreement and that the entry into this Agreement is a duly authorized act of such entity.

15.                                 Miscellaneous Provisions.

(a)                                  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Party to be charged.  No waiver by any Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                 Whole Agreement.  No agreements, representations or understandings (whether oral or written, whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement.  This Agreement constitutes the entire, complete and integrated Agreement made between the Parties regarding the subject matter hereof, and supersedes any prior agreements as to such subject matter.  This Agreement may be modified, altered or amended by the Parties only be means of a writing dated subsequent to the date of this Settlement Agreement and signed/acknowledged by the Parties.  Under no circumstances may this Agreement be modified orally by any Party.

(c)                                  Choice of Law.  The validity, interpretation, construction, performance of this Agreement shall be governed by the laws of the State of California, without giving effect to its conflicts of law principles.

(d)                                 Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain full in force and effect.

(e)                                  Arbitration.  In the event of any dispute or controversy arising under or in connection with this Agreement, the parties first shall attempt to settle the issue by negotiation or other informal means, to be followed, if necessary by mediation.  If possible, the mediator shall be Paul Dubow, who served as arbitrator in the AAA matter.  If such mediation fails to resolve the dispute or controversy, then the dispute or controversy shall be settled by binding arbitration, and either party, within one year of the occurrence of the event giving rise to the claim or controversy or within the period of the applicable statute of limitations, if shorter, may submit such claim or controversy to binding arbitration in San Francisco, California, before one arbitrator in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Failure to serve notice of arbitration upon the other within such time shall be deemed a waiver of the right to remedy such claim or controversy.  Costs shall be shared, but the arbitrator shall be authorized to award reasonable attorneys’ fees and costs to the prevailing party.  The parties shall request that all testimony in front of such arbitrator be transcribed, and that any award be accompanied by findings of fact and a statement of the reasons for the decision.  Judgment may be entered on the arbitrator’s award in any court having competent jurisdiction.  Punitive damages shall not be awarded.  The provisions of this subsection constitute a complete defense to, and may be asserted or pleaded successfully as such, in any motion to a court of competent jurisdiction for a stay of any action or proceeding commenced contrary to the intent of this provision.

(f)  Attorneys’ Fees and Costs.  Each Party shall bear its own attorneys’ fees, costs, and other expenses incurred in connection with the Arbitration, this Agreement, and the dismissal of the arbitration, including but not limited to the costs of expert witnesses and consultants.

(g)                                 No Assignment of Benefits.   The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this paragraph shall be void.

(h)                                 Assignment by Company.     Company may assign its rights under this Agreement only to a successor or other affiliated company.

(i)                                     Construction.                       Headings in this Agreement are for reference purposes only and do not affect the provisions of this Agreement.  Pronouns are used without regard to gender or number.  The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.

(j)                                     Notices.    Notices required to be given by the Agreement shall be given in writing, delivered in hard copy by hand or Federal Express, or other equivalent carrier, and also may be sent by e-mail, to the addresses for the Parties listed below:

If to Etelos:

Etelos, Inc.

26828 Maple Valley Highway - #297

Maple Valley, WA 98038

With e-mail to:

Daniel J.A. Kolke, Chairman — danny.kolke@etelos-inc.com

Kennedy A. Brooks, VP & GC — kennedy.brooks@etelos-inc.com

If to Garon:

Jeffrey Garon

35 Tulip Court

Burlingame, CA  94101

With e-mail to:  jgaron@mindspring.com

(k)                              Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as follows:

DATED: December , 2009
JEFFREY L. GARON

DATED: December , 2009
ALESIA GARON

DATED: December , 2009	THE JEFFREY AND ALESIA GARON FAMILY
TRUST DATED AUGUST 22, 2002

By:
JEFFREY L. GARON, Trustee

By:
ALESIA GARON, Trustee

DATED: December , 2009	ETELOS, INC.

By:

Its: